Filed Pursuant to Rule 433

Registration No. 333-238243

Dated: March 23, 2021

PRICING TERM SHEET

U.S.$1,500,000,000 1.849% SENIOR NON PREFERRED FIXED RATE NOTES DUE 2026

(the “Fixed Rate Notes due 2026”)

Issuer:	Banco Santander, S.A.

Series Number:	106

Issuer Ratings: *	A2 (stable) Moody’s / A (negative) S&P / A- (negative) Fitch

Expected Notes Ratings: *	Baa1 Moody’s / A- S&P / A- Fitch

Status:	Senior Non Preferred

Principal Amount:	U.S.$1,500,000,000

Form of Issuance:	SEC Registered

Pricing Date:	March 23, 2021

Settlement Date:	March 25, 2021 (T+2)

Maturity Date:	March 25, 2026

Benchmark Treasury:	T 0.500% due February 28, 2026

Benchmark Treasury Yield:	0.819%

Spread to Benchmark Treasury:	UST+ 103bps

Re-offer Yield:	1.849%

Coupon:	1.849%

Price to Public:	100.000% of the Principal Amount

Underwriting Discount / Commission:	0.300%
Proceeds to Issuer (before Expenses):	99.700% (U.S.$1,495,500,000)

Expenses (excluding the Underwriting Discount / Commission):	U.S.$98,825

Net Proceeds (after Underwriting Discount / Commission and including Expenses):	U.S.$1,495,598,825

Interest Payment Dates:	Semi-annually on March 25 and September 25 of each year, beginning September 25, 2021. Interest will be paid to holders of record of the Fixed Rate Notes due 2026 in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Interest Payment Date, whether or not a Business Day.

Day Count Fraction:	30/360 (unadjusted)

Business Days:	New York City, London and TARGET 2

Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof

Listing:	New York Stock Exchange

Trustee and Principal Paying Agent and Calculation Agent:	The Bank of New York Mellon

Governing Law:	New York law, except that the authorization and execution by the Issuer of the Base Indenture, the Second Supplemental Indenture and the Fixed Rate Notes due 2026, and certain provisions of the Fixed Rate Notes due 2026, the Base Indenture and the Second Supplemental Indenture related to the ranking of the Fixed Rate Notes due 2026, shall be governed by and construed in accordance with Spanish law.

Agreement to and acknowledgement of Statutory Bail-In:	By its acquisition of any Fixed Rate Notes due 2026, each holder (including each holder of beneficial interest in the Fixed Rate Notes due 2026) acknowledges, accepts, consents and agrees to be bound by the terms of the Fixed Rate Notes due 2026 related to the exercise of the Spanish Bail-In Power.

Risk Factors:	Investors should read the Risk Factors in the preliminary prospectus supplement dated March 23, 2021.

U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the Fixed Rate Notes due 2026 by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the base prospectus. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances.

Selling Restrictions:	Canada, United Kingdom, Hong Kong, Italy, Japan, People’s Republic of China (excluding Hong Kong, Macau and Taiwan), Republic of Korea, Taiwan, Singapore, Switzerland and Australia. No sales in Spain. The Fixed Rate Notes due 2026 are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA and in the United Kingdom.

Conflict of Interest:	Santander Investment Securities Inc., is a subsidiary of Banco Santander. Therefore, Santander Investment Securities Inc. is deemed to have a “conflict of interest” under FINRA Rule 5121 and, accordingly, the offering of the notes will comply with the applicable requirements of FINRA Rule 5121.

CUSIP / ISIN:	05964H AL9 / US05964HAL96

Joint Bookrunners:	Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Santander Investment Securities Inc.

Co-Leads:	Bankinter, S.A., BMO Capital Markets Corp., Itau BBA USA Securities, Inc., Scotia Capital (USA) Inc. and UBS Securities LLC

*

Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Fixed Rate Notes due 2026. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a base prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the base prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the base prospectus and the preliminary prospectus supplement from Barclays Capital Inc. by calling toll free 1-888-603-5847, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, Credit Suisse Securities (USA) LLC by calling toll free 1-800-221-1037, HSBC Securities (USA) Inc. by calling toll free 1-866-811-8049, J.P. Morgan Securities LLC by calling collect 1-212 834-4533, Morgan Stanley & Co. LLC by calling toll free 1-866-718-1649 and Santander Investment Securities Inc. by calling toll free 1-855-403-3636.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the base prospectus as supplemented by the preliminary prospectus supplement.

The distribution of this term sheet and the offering of the securities to which this term sheet relates (the “Notes”) may be restricted by law in certain jurisdictions and therefore persons into whose possession this term sheet comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions could result in a violation of the laws of any such jurisdiction.

EU PRIIPs Regulation / PROHIBITION OF SALES TO EEA RETAIL INVESTORS: The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, (the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II ; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document is required by the Regulation (EU) No. 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

UK PRIIPs Regulation / PROHIBITION OF SALES TO UK RETAIL INVESTORS: The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement IDD, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of the EUWA. Consequently, no key information document is required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL CLIENTS AND ECPS ONLY TARGET MARKET: Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. The target market assessment indicates that the Notes are incompatible with the needs, characteristic and objectives of clients which are retail clients (as defined in MiFID II). Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MiFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET: Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients only, as defined in the Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of EUWA (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. The target market assessment indicates that the Notes are incompatible with the needs, characteristic and objectives of clients which are retail clients (as defined in Regulation (EU) No 2017/565 as it forms part of the domestic law of the UK by virtue of the EUWA). Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This term sheet is not an offer of securities or investments for sale nor a solicitation of an offer to buy securities or investments in any jurisdiction where such offer or solicitation would be unlawful. No action has been taken that would permit an offering of the Notes or possession or distribution of this term sheet in any jurisdiction where action for that purpose is required. Persons into whose possession this term sheet comes are required to inform themselves about and to observe any such restrictions.

PRICING TERM SHEET

U.S.$750,000,000 2.958% SENIOR NON PREFERRED FIXED RATE NOTES DUE 2031

(the “Fixed Rate Notes due 2031”)

Issuer:	Banco Santander, S.A.

Series Number:	107

Issuer Ratings: *	A2 (stable) Moody’s / A (negative) S&P / A- (negative) Fitch

Expected Notes Ratings: *	Baa1 Moody’s / A- S&P / A- Fitch

Status:	Senior Non Preferred

Principal Amount:	U.S.$750,000,000

Form of Issuance:	SEC Registered

Pricing Date:	March 23, 2021

Settlement Date:	March 25, 2021 (T+2)

Maturity Date:	March 25, 2031

Benchmark Treasury:	T 1.125% due February 15, 2031

Benchmark Treasury Yield:	1.628%

Spread to Benchmark Treasury:	UST+ 133bps

Re-offer Yield:	2.958%

Coupon:	2.958%

Price to Public:	100.000% of the Principal Amount

Underwriting Discount / Commission:	0.450%

Proceeds to Issuer (before Expenses):	99.550% (U.S.$746,625,000)

Expenses (excluding the Underwriting Discount / Commission):	U.S.$48,675

Net Proceeds (after Underwriting Discount / Commission and including Expenses):	U.S.$746,673,675

Interest Payment Dates:	Semi-annually on March 25 and September 25 of each year, beginning September 25, 2021. Interest will be paid to holders of record of the Fixed Rate Notes due 2031 in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Interest Payment Date, whether or not a Business Day.

Day Count Fraction:	30/360 (unadjusted)

Business Days:	New York City, London and TARGET 2

Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof

Listing:	New York Stock Exchange

Trustee and Principal Paying Agent and Calculation Agent:	The Bank of New York Mellon

Governing Law:	New York law, except that the authorization and execution by the Issuer of the Base Indenture, the Second Supplemental Indenture and the Fixed Rate Notes due 2031, and certain provisions of the Fixed Rate Notes due 2031, the Base Indenture and the Second Supplemental Indenture related to the ranking of the Fixed Rate Notes due 2031, shall be governed by and construed in accordance with Spanish law

Agreement to and acknowledgement of Statutory Bail-In:	By its acquisition of any Fixed Rate Notes due 2031, each holder (including each holder of beneficial interest in the Fixed Rate Notes due 2031) acknowledges, accepts, consents and agrees to be bound by the terms of the Fixed Rate Notes due 2031 related to the exercise of the Spanish Bail-In Power.

Risk Factors:	Investors should read the Risk Factors in the preliminary prospectus supplement dated March 23, 2021.

U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the Fixed Rate Notes due 2031 by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the base prospectus. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances.

Selling Restrictions:	Canada, United Kingdom, Hong Kong, Italy, Japan, People’s Republic of China (excluding Hong Kong, Macau and Taiwan), Republic of Korea, Taiwan, Singapore, Switzerland and Australia. No sales in Spain. The Fixed Rate Notes due 2031 are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA and in the United Kingdom.

Conflict of Interest:	Santander Investment Securities Inc., is a subsidiary of Banco Santander. Therefore, Santander Investment Securities Inc. is deemed to have a “conflict of interest” under FINRA Rule 5121 and, accordingly, the offering of the notes will comply with the applicable requirements of FINRA Rule 5121.

CUSIP / ISIN:	05964H AM7 / US05964HAM79

Joint Bookrunners:	Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Santander Investment Securities Inc.

Co-Leads:	Bankinter, S.A., BMO Capital Markets Corp., Itau BBA USA Securities, Inc., Scotia Capital (USA) Inc. and UBS Securities LLC

*

Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Fixed Rate Notes due 2031. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a base prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the base prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the base prospectus and the preliminary prospectus supplement from Barclays Capital Inc. by calling toll free 1-888-603-5847, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, Credit Suisse Securities (USA) LLC by calling toll free 1-800-221-1037, HSBC Securities (USA) Inc. by calling toll free 1-866-811-8049, J.P. Morgan Securities LLC by calling collect 1-212 834-4533, Morgan Stanley & Co. LLC by calling toll free 1-866-718-1649 and Santander Investment Securities Inc. by calling toll free 1-855-403-3636.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the base prospectus as supplemented by the preliminary prospectus supplement.

The distribution of this term sheet and the offering of the securities to which this term sheet relates (the “Notes”) may be restricted by law in certain jurisdictions and therefore persons into whose possession this term sheet comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions could result in a violation of the laws of any such jurisdiction.

EU PRIIPs Regulation / PROHIBITION OF SALES TO EEA RETAIL INVESTORS: The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, (the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II ; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document is required by the Regulation (EU) No. 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

UK PRIIPs Regulation / PROHIBITION OF SALES TO UK RETAIL INVESTORS: The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement IDD, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of the EUWA. Consequently, no key information document is required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL CLIENTS AND ECPS ONLY TARGET MARKET: Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. The target market assessment indicates that the Notes are incompatible with the needs, characteristic and objectives of clients which are retail clients (as defined in MiFID II). Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MiFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET: Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients only, as defined in the Regulation (EU) No. 600/2014 as it forms part of UK domestic law by virtue of EUWA (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. The target market assessment indicates that the Notes are incompatible with the needs, characteristic and objectives of clients which are retail clients (as defined in Regulation (EU) No 2017/565 as it forms part of the domestic law of the UK by virtue of the EUWA). Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This term sheet is not an offer of securities or investments for sale nor a solicitation of an offer to buy securities or investments in any jurisdiction where such offer or solicitation would be unlawful. No action has been taken that would permit an offering of the Notes or possession or distribution of this term sheet in any jurisdiction where action for that purpose is required. Persons into whose possession this term sheet comes are required to inform themselves about and to observe any such restrictions.